As filed with the Securities and Exchange Commission on December 8, 2005

Registration No. 33-____________

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

SPEEDEMISSIONS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Florida	33-0961488
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1134 Senoia Road, Suite B-2
Tyrone, GA 30290
(Address of Principal Executive Offices, Including Zip Code)

Speedemissions, Inc.
2005 Omnibus Stock Grant and Option Plan
(Full Title of the Plan)

Richard A. Parlontieri
1134 Senoia Road, Suite B-2
Tyrone, GA 30290
(770) 306-7667
(Name, Address, and Telephone Number of Agent for Service)

COPIES TO:

Brian A. Lebrecht, Esq.
The Lebrecht Group, APLC
22342 Avenida Empresa, Suite 220
Rancho Santa Margarita, California 92688
(949) 635-1240

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001(2)	2,500,000	$0.13	$325,000	$34.78
Total Registration Fee	2,500,000	$0.13	$325,000	$34.78

(1)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based on the average of the closing bid and ask prices for our common stock as reported by the NASDAQ Over-The-Counter Bulletin Board on November 28, 2005.

(2)
The securities to be registered represent shares of Common Stock reserved for issuance under the Speedemissions, Inc. 2005 Stock Grant and Option Plan (the “Plan”). Pursuant to Rule 416, shares of Common Stock of the Company issuable pursuant to the exercise of awards granted or to be granted under the Plan in order to prevent dilution resulting from any future stock split, stock dividend, or similar transaction, are also being registered hereunder.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*
Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference in this Registration Statement:

(i)	The Registrant’s Form 10-KSB dated April 14, 2005, filed with the Commission on April 15, 2005.

(ii)	The Registrant’s Quarterly Report dated May 11, 2005 on Form 10-QSB filed with the Commission on May 13, 2005.

(iii)	The Registrant’s Quarterly Report dated August 11, 2005 on Form 10-QSB filed with the Commission on August 15, 2005.

(iv)	The Registrant’s Quarterly Report dated November 10, 2005 on Form 10-QSB filed with the Commission on November 14, 2005.

(v)
All other reports and documents previously and subsequently filed by the Registrant before and after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of the filing of such documents.

Item 4.	Description of Securities.

The Company’s authorized capital stock consists of 250,000,000 shares of Common Stock, par value $0.001 and 5,000,000 shares of Preferred Stock, par value $0.001.

The holders of Common Stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors or any other matter.

The holders of Common Stock are entitled to receive, ratably, dividends when, as and if declared by the Board of Directors out of funds legally available therefore. The current policy of the Board of Directors, however, is to retain earnings, if any, for the operation and expansion of the Company’s business.

Upon liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets that are legally available for distribution, after payment of or provision for all debts and liabilities and after provision is made for each class of stock, if any, having preference over the Common Stock.

The holders of Common Stock do not have preemptive, subscription, redemption or conversion rights under the Company’s Articles of Incorporation, as amended. There are no redemption or sinking fund provisions applicable to the Common Stock. The outstanding shares of Common Stock are fully paid and nonassessable.

In January 2004, the Company designated 3,500 shares as Series A Convertible Preferred Stock with each share convertible into 1,000 shares of the Company’s common stock. In November 2005, the Company increased the designation of the Series A Convertible Preferred Stock to 6,000 shares, and amended the rights and preferences of the Series A Convertible Preferred Stock to change the conversion rate to 8,333.33 shares of the Company’s common stock for each share of Series A Convertible Preferred Stock. There are currently 5,133 shares of Series A Convertible Preferred Stock issued and outstanding convertible into 42,774,983 shares of common stock in the aggregate. Upon certain changes in control, the Company could be required to redeem the Series A Preferred Stock at its original issue price of $1,000 per share.

In July 2005, the Company designated 3,000,000 shares of Series B Convertible Preferred Stock, of which 2,500,000 are issued and outstanding. The holders of the Series B Convertible Preferred Stock may convert each share of Series B Convertible Preferred Stock into 75.6 shares of the Company’s common stock, or 189,000,000 shares of common stock in the aggregate. The Series B Convertible Preferred Stock does not pay a dividend.

Item 5.	Interests of Named Experts and Counsel.

Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by The Lebrecht Group, APLC, counsel to the Company.

As of November 15, 2005, The Lebrecht Group is the owner of 832,530 shares of the Company’s common stock.

Item 6.	Indemnification of Directors and Officers.

The Corporation Laws of the State of Florida and the Company’s Bylaws provide for indemnification of the Company’s Directors for liabilities and expenses that they may incur in such capacities. In general, Directors and Officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Furthermore, the personal liability of the Directors is limited as provided in the Company’s Articles of Incorporation, and in indemnification agreements entered into with each director.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

3.1(a)(1)	Articles of Incorporation of the Registrant

3.1(b)(2)	Articles of Amendment to the Articles of Incorporation of the Registrant

3.2(1)	Bylaws of the Registrant

4.1	Speedemissions, Inc. 2005 Omnibus Stock Grant and Option Plan

4.2	Form of Incentive Stock Option Agreement relating to options granted under the Plan

4.3	Form of Non Statutory Stock Option Agreement relating to options granted under the Plan

4.4	Form of Common Stock Purchase Agreement relating to restricted stock granted under the Plan

5.1	Opinion of The Lebrecht Group, APLC.

23.1	Consent of The Lebrecht Group, APLC (included in Exhibit 5.1).

23.2	Consent of Bennett Thrasher PC

23.3	Consent of Tauber & Balser, P.C.

(1)	Incorporated by reference to the Registrant’s Pre-Effective Registration Statement on Form SB-2 dated and filed with the Commission on August 30, 2001.
(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated August 29, 2003 and filed with the Commission on September 2, 2003.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a) (3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that is meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tyrone, State of Georgia, on December 2, 2005.

SPEEDEMISSIONS, INC.

By:	/s/ Richard A. Parlontieri

Richard A. Parlontieri, President and Chief Executive Officer

By:	/s/ Larry C. Cobb

Larry C. Cobb, Chief Financial Officer and Chief Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Richard A. Parlontieri	Dated: December 2, 2005
By: Richard A. Parlontieri, Director, President, Chief Executive Officer, and Secretary

/s/ Bahram Yusefzadeh	Dated: December 2, 2005
By: Bahram Yusefzadeh, Director

/s/ Bradley A. Thompson	Dated: December 2, 2005
By: Bradley A. Thompson, Director

/s/ Erik Sander	Dated: December 2, 2005
By: Erik Sander, Director

/s/ Ernest A. Childs	Dated: December 2, 2005
By: Ernest A. Childs, PhD., Director